Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent oil and gas consultants, Cawley, Gillespie & Associates, Inc. hereby consents to the use of its name and to the use of the information contained in its report effective December 31, 2018, which appears in the Annual Report on Form 10-K of Ring Energy, Inc. for the fiscal year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on February 28, 2019, which is incorporated by reference in this Registration Statement on Form S-3.

Sincerely,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Fort Worth, Texas

March 15, 2019